EXHIBIT 9.1


                    PORTFOLIO SUPPORT AND LICENSE AGREEMENT

      This Agreement, dated as of April 10, 2014, is made by and between Ned Davis Research, Inc, a Florida corporation ("Consultant/Licensor"), and Guggenheim Funds Distributor, LLC., ("GFD" or "Licensee") as sponsor to, Rising Rate UIT (the "Trust").

                                    RECITALS

      A. Consultant/Licensor is an investment adviser federally registered or exempt under the Investment Advisers Act of 1940, as amended.

      B. GFD sponsors, underwrites and distributes a wide array of unit investment trusts ("UITs").

      C. Consultant/Licensor has developed an investment strategy (which includes without limitation selection criteria and methodology) set forth in Schedule A (the "Strategy"), and Consultant/Licensor owns rights in and to the Strategy and the proprietary data relating to the Strategy (such rights, including without limitation, copyright, trademark and proprietary rights and trade secrets, being hereinafter collectively referred to as the "Intellectual Property").

      D. The parties desire to enter into an agreement whereby
Consultant/Licensor, through its employee, Larry Winer , shall provide to GFD a list of securities selected in accordance with the Strategy (any securities selected in accordance with the Strategy are referred to herein as "Appropriate Securities") for deposit by GFD, in its discretion, into the Trust.

      E. Consultant/Licensor uses in commerce and has trade name, trademark and/or service mark rights to the marks set forth in Schedule B (such rights are individually and collectively referred to herein as the "Marks").

      F. Licensee wishes to use the Strategy, Intellectual Property and the Marks in connection with the Trust.

      The parties agree as follows:

      1. Consultant/Licensor Services.

      (a) Selection of Securities. Prior to 12:00 p.m. (C.S.T.) on the third business day before the April 10, 2014 (such prior day being the "Target Date"), Consultant/Licensor shall provide GFD with a list of Appropriate Securities for deposit by GFD, in its sole discretion, into the Trust. If Consultant/Licensor fails to provide GFD with a list of Appropriate Securities prior to 12:00 p.m. on the Target Date: (i) Consultant/Licensor shall be liable (and shall promptly pay) for any costs and expenses incurred by GFD and the Trust resulting from such delay and (ii) the Portfolio Fee and the License Fee set forth in Section 4, below, shall each be reduced by one (1) basis point for each 24-hour period of delay following 12:00 p.m. on the Target Date. The date that the Appropriate Securities are deposited is referred to herein as the "Deposit Date". GFD shall provide to Consultant/Licensor the registration statement relating to the Trust (the "Registration Statement"). Consultant/Licensor hereby covenants, represents and warrants that, as of any Trust's Deposit Date, any list of Appropriate Securities furnished pursuant to this Agreement shall be appropriate for inclusion in such Trust based on the investment objectives and criteria set forth in the Trust's Registration Statement. Consultant/Licensor further covenants, represents and warrants that: (i) as of the Trust's Deposit Date, the Appropriate Securities and any consultation it provides with respect to the Trust will be consistent, and not conflict, with that provided to other Consultant/Licensor clients with similar investment objectives and strategies and a substantially similar investment program; (ii) the Appropriate Securities shall be selected based on a completely objective, verifiable and non-discretionary strategy; (iii) the historical performance results of securities selected pursuant to the Strategy will be based on all of the components of the Strategy; and (iv) Consultant/Licensor shall not tamper with such results on a historical or "going forward" basis.

      (b) Consultation. Consultant/Licensor shall:

          (i) upon GFD's reasonable request, provide GFD with information about the Appropriate Securities as reasonably necessary for use by GFD in preparing and updating Registration Statement disclosures and marketing materials for the Trust; and

          (ii) promptly review for accuracy and completeness information provided and disclosures made in the Registration Statement for the Trust in which the Appropriate Securities are deposited.

      (c) Key Personnel and Standard of Performance. Consultant/Licensor represents and warrants that: (i) the services will be performed with that degree of skill and care generally observed by companies performing the same or similar services and (ii) the services will be provided in compliance with all applicable statutes, acts, ordinances, laws, rules, regulations, codes and standards.

      (d) Non-disclosure. Neither Consultant/Licensor nor any if its officers, directors, employees, members or agents shall disclose in any manner any information concerning the Trust, including any Appropriate Securities, prior to the Trust's Deposit Date.

      2. Grant of License.

      (a) Grant. Subject to the terms and conditions of this Agreement, Consultant/Licensor hereby grants to the Licensee a non-transferable (except as otherwise provided herein), license to use and refer to the Consultant/Licensor Marks, Strategy and Intellectual Property (i) in connection with the creation, issuance, sale, marketing and promotion of the Trust in order to indicate (x) that the securities included in the Trust are determined through the use of the Strategy, (y) the historical performance of the Strategy, and (z) that Consultant/Licensor is the source of the Strategy; (ii) as may otherwise be required by applicable laws, rules or regulations and court orders or under this Agreement; and (iii) in the name of the Trust (collectively, the "License").

      (b) Scope. Consultant/Licensor agrees that no person or entity (including without limitation, the Trust) other than the Licensee shall need to obtain a License in connection with the creation, issuance, sale, marketing and promotion of the Trust and that Licensee has the right to sublicense the License to the Trust or other appropriate party if necessary or helpful in achieving the intent of this Agreement.

      (c) Ownership and Retention of Rights. The Licensee acknowledges that the Strategy and the Consultant/Licensor Marks are the exclusive property of Consultant/Licensor and that Consultant/Licensor has and retains all Intellectual Property rights therein. Except as otherwise specifically provided herein, Consultant/Licensor reserves all rights to the Strategy and the Consultant/Licensor Marks, and this Agreement shall not be construed to transfer to the Licensee any ownership right to, or equity interest in, any of the Strategy or the Consultant/Licensor Marks, or in any Intellectual Property or other proprietary rights pertaining thereto.

      (d) Duty to Maintain. During the term of this Agreement, Consultant/Licensor shall use its best efforts to maintain in full force and effect U.S. federal registrations for the Consultant/Licensor Marks.

       3. Term. The term of this Agreement shall commence as of the date set forth above and shall remain in full force and effect until the termination of the Trust.

       4. Fees.

       5. Relationship of the Parties. This Agreement shall not be deemed to create any partnership or joint venture between GFD and Consultant/Licensor, and the services provided by Consultant/Licensor shall be as an independent contractor and not as an employee or agent of GFD. Consultant/Licensor shall have no authority whatsoever to bind GFD on any agreement or obligation. Consultant/Licensor agrees that it shall not hold itself out as an employee or agent of GFD.

       6. Confidentiality. A party may obtain proprietary, non-public information concerning the other party ("Confidential Information") during the term of this Agreement. Each party shall keep the other party's Confidential Information confidential and shall not use such information in any manner except as required to perform its obligations hereunder. In no event shall the following information be deemed a disclosing party's Confidential Information:
(a) information that is or becomes generally available to the public other than as a result of disclosure by the receiving party; (b) information that was within the receiving party's possession prior to its being furnished by the disclosing party; (c) information that becomes available to the receiving party from a third party who is not, to the receiving party's knowledge, bound by an obligation of confidentiality to the disclosing party and (d) information that is independently developed by the receiving party without the receiving party violating its obligations under this agreement. Notwithstanding the above, a receiving party may disclose the disclosing party's confidential Information to the receiving party's existing and potential affiliates and its and their respective employees, agents, advisors, directors and officers (collectively, "Representatives"), provided, however, such Representatives are made aware of this Agreement and agree to comply with the terms of this Agreement as if they were parties hereto. Each party acknowledges that a breach of this Section would cause permanent and irreparable damage for which money damages would be an inadequate remedy. Therefore, each party shall be entitled to seek equitable relief in the event of any breach of the provisions of this Section in addition to all other remedies available at law or in equity.

       7. Indemnification. Each party shall defend, indemnify and hold harmless the other party from any and all liabilities, losses, damages, costs and expenses (including reasonable attorneys' fees) which the other party suffers by reason of any claims, demands, actions or suits brought by a third party arising from the other party's (a) failure to comply with this Agreement or (b) breach of a representation or warranty contained in this Agreement.

       8. Limitation of Liability. Neither party shall be liable to the other party for any liabilities, damages, costs and expenses except for those resulting from the other party's breach of a representation or warranty contained in this Agreement, gross negligence or willful misfeasance. Notwithstanding the above, in no event shall either party be liable to the other party for any punitive, special, indirect, consequential, incidental or similar damages or losses, regardless of how such damages or losses arise. Nothing in this paragraph is intended to limit a party's right to indemnification under
Section 7.

      9. Representations and Warranties.

      (a) GFD. Guggenheim represents, warrants and covenants that it is a limited liability company duly formed, existing and in good standing under the laws of the state of Delaware, with full right, power and authority to enter into and perform this Agreement, and the execution and performance of this Agreement does not conflict with or violate any agreement to which it is a party, any court order to which it is subject, or its governing documents.

      (b) Consultant/Licensor. Consultant/Licensor represents, warrants and covenants that it is a corporation duly formed, existing and in good standing under the laws of the state of its incorporation, with full right, power and authority to enter into and perform this Agreement, and the execution and performance of this Agreement does not conflict with or violate any agreement to which it is a party, any court order to which it is subject, or any of its organizational documents. Consultant/Licensor further represents, warrants and covenants that it is an investment adviser federally registered or exempt from registration under the Investment Advisers Act of 1940, as amended, and any applicable state statutes, (iii) the Strategy, Intellectual Property and Consultant/Licensor Marks are the exclusive property of Consultant/Licensor and
(iv) neither the selection of Appropriate Securities pursuant to the Strategy nor the Intellectual Property or the License granted pursuant to this Agreement infringes or otherwise violates any third-party's intellectual property rights or other proprietary rights.

      10. Miscellaneous.

      (a) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without giving effect to any conflict of laws principles.

      (b) Arbitration. Except as to any matter as to which the parties may seek equitable relief, any dispute arising out of this Agreement shall be settled by arbitration in accordance with the Rules of the American Arbitration Association. Any such arbitration shall be held in the city of Chicago, in the State of Illinois. The arbitrator of any such controversy shall not have the authority to modify or alter any express condition or provision of this Agreement. Any arbitration award rendered under this Section shall be final and binding, and judgment may be entered on the award in any court of competent jurisdiction.

      (c) Entire Agreement. This Agreement, including the Appendices and Schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements relating to the subject matter hereof.

      (d) Assignment. Consultant/Licensor shall not assign any rights or delegate any obligations under this Agreement without the prior written consent of GFD, which consent shall not be unreasonably withheld. Any assignment in violation of this provision shall be void. GFD may assign its rights and obligations under this Agreement to any successor in interest to all or substantially all of GFD's assets. This Agreement shall be binding upon the heirs, successors, legal representatives and permitted assigns of the parties.

      (e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

      (f) Survival. The provisions of Sections 6, 7, 8, 10(a), 10(b), and 10(f) shall survive the termination of this Agreement.


                            [Signature Page Follows]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

                                                             CONSULTANT/LICENSOR



                                                          By /s/ Robert Schuster
                                                          ----------------------
                                                           Name: Robert Schuster
                                                  Title: Chief Operating Officer



                                              GUGGENHEIM FUNDS DISTRIBUTOR, LLC.
                                                         AS SPONSOR OF THE TRUST



                                                          By /s/ Dennis Dunleavy
                                                          ----------------------
                                                           Name: Dennis Dunleavy
                                                        Title: Managing Director


                                   SCHEDULE A
                                  THE STRATEGY

                              Investment Objective

The Rising Rate Trust seeks to maximize total return primarily through capital appreciation.

                         Principal Investment Strategy

The Licensee selects securities for the portfolio that it believes possess the potential to benefit from a multi-year period of rising interest rates. Investors seeking to benefit from, or hedge a portfolio against, a period of rising rates as a possible response to a steadily improving economy or any perceived potential for a tapering of QE, might consider this portfolio. The Licensee believes that this trust offers an opportunity to own a diversified basket of domestic operating companies that possess characteristics for price appreciation in relation to rising interest rates over an extended period of time. However, there can be no assurance of a subsequent rise in interest rates, nor assurance that any security held by the trust will meet this objective.

                                Source Universe

The portfolio source universe to be used for security selection will be the Ned Davis Research (NDR) Multi-Cap Institutional Equity Series, which is a segment of the NDR Broad Market Equity Series. A multi-step process is used to select this source universe.

The following statements represent eligibility requirements for the initial stock universe selected in the first step:

      o Only companies that have one or more common stock issues are considered for membership.

      o Only companies that have one or more stocks trading on NYSE, NASDAQ, or AMEX stock exchanges are considered.

      o Only companies that are incorporated in the United States or its territories are considered. ADR and GDR issues are not eligible. Foreign issues that trade directly on U.S. exchanges and are based in a U.S. territory are eligible.

Of the 18,000+ stocks that historically meet the above criteria, only about two-thirds meet both of the following selection criteria. The resulting set is termed the NDR All-Cap Equity Series membership:

      o In the top 99% of market capitalization of the eligible stock universe.

      o In the top 99.5% of liquidity of the eligible stock universe, based upon NDR's dollar volume-based liquidity factor.

The process for calculating both of these criteria involves sorting the entire common stock universe at each rebalance period and choosing the stocks until the market capitalization cut-off limit is reached. Rebalance and reconstitution of the membership is performed semi-annually:

      o The first change becomes effective each March 31st, with the selection criteria applied as of the close of the last trading day of February.

      o The second change becomes effective each September 30th, with the selection criteria applied as of the close of the last trading day of August.

The final selection step for the NDR Multi-Cap Institutional Equity Series is to include only companies in the top 97% of market capitalization of the NDR All-Cap Equity Series. This set of companies effectively represents the top 96% of common stock, in conjunction with a trading liquidity screen.

                               Security Selection

The Licensee selects securities for the portfolio that it believes possess the potential to achieve the trust's investment objective. The Licensee selects domestically traded and domestically registered companies with common stock that it believes are core holdings of a diversified portfolio of companies with positive correlation to rising interest rates. The initial starting universe consists of the current companies represented in the NDR Multi-Cap Institutional Equity Series.

The Licensee then reduces the starting universe to 40 companies by performing the following quantitative and qualitative screens, which have historically produced a portfolio that outperforms the benchmark during periods of rising interest rates .. These screens include:

Earnings Revision:

     o Calculation: one-month change in perpetual FY1 mean earnings estimate divided by week-end price.

     o Indication: A higher score indicates an upward revision, which signals an improved analyst outlook for the stock going forward.

Raw Materials Sensitivity:

     o Calculation: Beta coefficient of a moving 60-month regression of excess returns (vs. region's stock market returns) against a change in the Reuters Continuous Commodity Index futures price.

     o Indication: A higher score indicates a stronger relationship with the upward movement of commodity prices, which are generally influenced positively by an improving economy and rising rates.

Earnings Retention Rate:

     o    Calculation: Net income minus dividends as a percentage of net income.

     o Indication: Measures the percentage of current earnings retained by the company. A higher score indicates a higher rate of retained earnings, and a lower need to take on debt in a rising rate environment.

Cyclical vs. Consumer Sensitivity:

     o Calculation: Beta coefficient of a moving 60-month regression of a stock's excess returns (vs. region's stock market returns) against the differential returns between the Morgan Stanley Cyclical and Consumer indexes.

     o Indication: A higher number is preferred when cyclical stocks are expected to outperform consumer stocks, generally associated with an improving economy.

EBIT / Enterprise Value:

     o Calculation: Earnings before interest, taxes, depreciation, and amortization (EBITDA) divided by market value of equity plus debt (Enterprise Value).

     o Indication: A higher EBITDA/Enterprise Value signifies that each unit of a stock's value is used to generate more EBITDA profits, which normally leads to higher stock returns.

                             Screening Application

Stocks are screened as follows:

     o Each stock must have the appropriate underlying data for all of the screens used.

     o Each stock in the source universe is sorted relatively to the other stocks using the current value of each screen.

     o Scores are then applied to the universe with 100 as the highest score and 0 as the lowest score for the lowest stock. Fractional scores are used.

     o The individual scores for each stock are combined for an overall score.

     o    All qualifying stocks are then sorted from highest to lowest.

     o The top 40 stocks are then selected as the portfolio from the sorted set.

     o All stocks are then equal-weighted in the portfolio at the time of selection.


                                   SCHEDULE B

                           CONSULTANT/LICENSOR MARKS